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                                                                  EXHIBIT (a)(8)

NEWS RELEASE

[COMPUWARE CORPORATION LETTERHEAD]


FOR IMMEDIATE RELEASE

JULY 15, 1999

                       COMPUWARE TO ACQUIRE VIASOFT, INC.


FARMINGTON HILLS, Mich. - July 15, 1999 - Compuware Corporation (NASDAQ: CPWR) and Viasoft, Inc. (Viasoft) (NASDAQ: VIAS) today announced they have entered into an agreement for Compuware to acquire Viasoft through a cash tender offer. A wholly owned subsidiary of Compuware will offer to purchase any and all outstanding shares of Viasoft's common stock for $9 per share. The transaction has been approved by the Boards of Directors of both Viasoft and Compuware.


Viasoft is a leader in understanding enterprise applications to help companies realize the greatest return on their information technology investments. The company provides business solutions consisting of specialized professional services and award-winning software that is designed to enable customers worldwide to cost-effectively manage and evolve their information technology assets. Viasoft's suite of products and services -including its recently announced advanced e-commerce transformation product for IBM MVS Cobol applications complement Compuware's Testing and Implementation solutions. Together the combined companies are expected to be ideally positioned to help large corporations deploy evolving technologies.


"We are very excited to welcome Viasoft's team to the Compuware family," said Joseph A. Nathan, Compuware President and Chief Operating Officer. "Acquiring Viasoft will accelerate work underway at Compuware to help our clients better manage maintenance backlogs and extend their legacy applications to take full advantage of e-commerce opportunities."


"The Board of Directors and the team of employees at Viasoft are extremely proud of the value that we have provided to our customers since 1985," stated Steven
D. Whiteman, Viasoft Chairman and CEO. "We have worked hard to deliver quality products and services to our customers as well as provide challenging opportunities for our employees. We believe that our alliance with Compuware will serve the best interests of our customers and employees. Compuware's strong management team, its fundamental value system and the respect Compuware shows for its employees make it an ideal partner."


In the tender offer, Compuware seeks to purchase no less than a majority of Viasoft's outstanding shares on a fully diluted basis. Consummation of the tender offer will be subject to the expiration or termination of any applicable antitrust waiting period, the receipt of any required regulatory approvals and customary conditions. Following completion of the tender offer, the subsidiary of Compuware will be merged into Viasoft (with the approval of Viasoft shareholders, if necessary), and all of Viasoft's shares not owned by Compuware will be converted into the right to receive $9 per share in cash.

                                     -MORE-

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Compuware to Acquire Viasoft, Inc.
July 15, 1999

ABOUT VIASOFT, INC.

Headquartered in Phoenix, Ariz., Viasoft provides sales and professional services through regional offices in the United States, Canada, Australia, Europe and a growing network of international subsidiaries, distributors and resellers. For more information on Viasoft's services and technologies, please visit the company's World Wide Web site at www.viasoft.com.


ABOUT COMPUWARE CORPORATION

Compuware productivity solutions help 14,000 of the world's largest corporations more efficiently maintain and enhance their most critical business applications. Providing immediate and measurable return on information technology investments, Compuware products and services improve quality, lower costs and increase the speed at which systems can be developed, implemented and supported. Inclusive of pending acquisitions, Compuware employs nearly 15,000 information technology professionals worldwide, including more than 10,500 in its professional services organization. With fiscal 1999 revenues of $1.6 billion, Compuware is the world leader in client/server development technology. For more information on Compuware, please contact the corporate offices at 800-521-9353. Compuware also can be found on the World Wide Web at http://www.compuware.com.


Statements herein concerning the growth and strategies of Compuware and Viasoft include forward-looking statements. Compuware's and/or Viasoft's actual results may differ materially from those suggested as a result of various factors, including, without limitation, Compuware's and Viasoft's ability to consummate the transaction, successfully integrate Viasoft's operations and compete successfully with existing and future competitors. Interested parties should refer to the disclosure set forth in Compuware's and Viasoft's recent public filings, under the caption "Risk Factors" and elsewhere, for additional information regarding risks affecting Compuware's or Viasoft's financial conditions and results of operations.


PRESS CONTACT

Christopher M. F. Norris, Director, Corporate Communications and Investor Relations, Compuware Corporation, 248-737-7506.


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